Exhibit 99.1

February 10, 2005



Dear Shareholder:

This past year was one of major accomplishments for your Corporation. The results are now complete and we believe that they are impressive.

Attached you will find the 2004 unaudited financial summary for The National Bank of Indianapolis Corporation. As you review the financial results for 2004, please note that the Corporation began the year with total assets of $812 million and finished the year with total assets of over $880 million - a new milestone for your Corporation! This represents asset growth of $68 million or 8.4%.

The Corporation earned a record profit for the year. Net income for 2004 reached $5,681,000 compared to the 2003 profit of $5,164,000. On a fully diluted basis, earnings per share increased 14%. Your Corporation earned $2.37 per share, compared to $2.08 in 2003 and $1.88 in 2002.

Net income for the fourth quarter of 2004 reached $1,636,000 compared to $1,367,000 for the same period in 2003 - up 19.7%.

Our record profit performance in 2004 was due in large part to the 10% growth of our loan portfolio over the prior year. Total loans exceeded $656 million at year end, up $59 million. from 2003. For the full year, we recorded net charge-offs of $1,554,000. This is in relation to our total reserve for loan losses at year end of $7,796,000. At present, we believe that the quality of our loan portfolio is sound and our reserves for loan losses are adequate.

Deposits continued to show solid growth in 2004. Total deposits exceeded $693 million, growing $56 million or 9%.

Fee income was a major contributor during 2004, totaling $7,177,000. Although residential mortgage volume was down considerably as we expected due to a general slow down in refinancings, Wealth Management fees were a bright spot.

Our Wealth Management Division finished the year at $775 million in assets under administration, a new high. Assets in the Wealth Management Division grew over $100 million and were positively impacted by investment performance and new client accounts.

Another important 2004 milestone relates to capital. As of December 31, 2004, total shareholders equity at the Corporation exceeded $46.5 million and book value per share reached a new high of $19.81.

As we write this shareholder letter, the competitive landscape in Indianapolis is continuing to change. Bank One, recently acquired by J.P. Morgan Chase, will begin changing its name in March. Union Planters has merged into Regions Bank of Birmingham, Alabama and just recently changed its name to Regions. Indiana Business Bank is a newly formed bank that has recently opened and entered the Indianapolis market. Currently, the pricing competition in the marketplace is challenging. We are determined to remain competitive and respond to opportunities in this challenging environment.

In summary, The National Bank of Indianapolis Corporation had a record year during 2004 in terms of earnings, capital, assets, deposits and loans. We are pleased with our record performance in the midst of increased competition. As always, we appreciate the continued support of our shareholders, employees, clients and Directors and we thank you for your confidence.

Sincerely,



/s/ Michael S. Maurer  /s/ Morris L. Maurer        /s/ Philip B. Roby

Michael S. Maurer      Morris L. Maurer            Philip B. Roby
Chairman               President and               Executive Vice President and
                       Chief Executive Officer     Chief Operating Officer
















                           FORWARD LOOKING STATEMENTS

Special note: Statements in this letter that relate to future results and events (including statements about future financial and operating performance) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; changes in our competitive environment; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

                         FOURTH QUARTER 2004 HIGHLIGHTS

--------------------------------------------------------------------------------------------------------------
                                         Selected Balance Sheet Information
--------------------------------------------------------------------------------------------------------------
                                                              Dec. 31, 2004                     Dec. 31, 2003
(in thousands)                                                  (unaudited)                         (audited)
--------------------------------------------------------------------------------------------------------------
Total Assets                                                       $880,914                          $812,599
Loans                                                               656,453                           597,063
Reserve for Loan Losses                                             (7,796)                           (8,030)
Investment Securities                                               148,120                           121,689
Total Deposits                                                      693,431                           637,537
Shareholders'  Equity                                                46,544                            42,678
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                        Selected Income Statement Information
--------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended               Twelve Months Ended
                                                     December 31,                      December 31,
--------------------------------------------------------------------------------------------------------------
(in thousands)                                   2004                  2003        2004                  2003
--------------------------------------------------------------------------------------------------------------
Net Interest Income                            $7,057                $5,804     $25,561               $22,610
Provision for Loan Losses                         390                   300       1,320                 1,200
Non-Interest Income                             1,795                 1,766       7,177                 7,951
Non-Interest Expense                            5,726                 5,177      22,602                20,984
Pretax Income                                   2,736                 2,093       8,816                 8,377
Net Income                                      1,636                 1,367       5,681                 5,164
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                                            Selected Per Share Information
--------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended               Twelve Months Ended
                                                     December 31,                      December 31,
--------------------------------------------------------------------------------------------------------------
                                                 2004                  2003        2004                  2003
--------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                        $0.71                 $0.59       $2.47                 $2.20
Diluted Earnings Per Share                      $0.69                 $0.57       $2.37                 $2.08
Book Value per Share                           $19.81                $18.14      $19.81                $18.14
--------------------------------------------------------------------------------------------------------------

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